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PETER BENOIST TO REMAIN CHIEF EXECUTIVE AT ENTERPRISE
FINANCIAL THROUGH 2016

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St. Louis, February 4, 2014. James J. Murphy, Jr., Chairman of Murphy Company and non-executive Chairman of the Board for Enterprise Financial Services Corp (NASDAQ:EFSC) announced today that Peter Benoist has executed an employment agreement that extends his term as President and CEO of Enterprise Financial through 2016.

“Peter successfully led Enterprise through a very difficult recession and to the past two consecutive years of record earnings,” noted Murphy. “The Company is in its strongest capital position since its early history and is well positioned for the future. Peter has developed a very capable management team at Enterprise and the Board is delighted that he will continue to lead it.”

Benoist joined Enterprise in 2002 as Chairman and CEO of Enterprise Bank & Trust, the Company’s principal subsidiary, and has served as President and CEO of the Company since 2008.

Prior to joining Enterprise, Benoist was Executive Director of the Regional Housing and Community Development Alliance in St. Louis. His banking career includes serving as Regional Chairman and St. Louis Market President of Firstar Bank, now US Bank, Senior Executive Vice President and Chief Operating Officer of the former Mercantile Bank of St. Louis and Director and Executive Vice President of the former Mark Twain Bancshares, Inc. and Chairman of its banking operations.

Benoist holds B.A. and M.B.A. degrees from Saint Louis University. He serves on the Regional Business Council in St. Louis and on the Boards of Rise, formerly the Regional Housing and Community Development Alliance, Jefferson National Parks Association and Opera Theatre of St. Louis.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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